Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of our report dated March 28, 2018, for the year ended December 31, 2017 related to the financial statements of Pershing Gold Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017 as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” and “Documents Filed as Part of the Registration Statement” in the preliminary short form base shelf prospectus, dated February 4, 2019, forming a part of the registration statement.

/s/ KBL, LLP

KBL, LLP

New York, NY

February 4, 2019